(d)(2)(ii)

SECOND AMENDMENT TO SUB-ADVISORY AGREEMENT

VOYA SERIES FUND, INC.

This Second Amendment, effective as of January 12, 2017, amends the Sub-Advisory Agreement (the “Agreement”), dated November 18, 2014, as amended, between Voya Investments, LLC, an Arizona limited liability company (the “Manager”), and Voya Investment Management Co. LLC, a Delaware limited liability company (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of January 12, 2017.

NOW, THEREFORE, the parties agree as follows:

1.              The Amended Schedule A of the Agreement is hereby deleted and replaced with the Amended Schedule A attached hereto in order to modify the Annual Sub-Advisory Fee schedule for Voya Capital Allocation Fund.

2.              Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.              In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

VOYA INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

VOYA INVESTMENT MANAGEMENT CO. LLC

By:	/s/ Christopher Kurtz

Name:	Christopher Kurtz

Title:	VP Finance

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily net assets)
Voya Capital Allocation Fund (renamed Voya Global Multi-Asset Fund, effective January 20, 2017)	January 12, 2017

Direct Investments(1)
0.3600% on first $500 million;
0.3490% on next $500 million;
0.3380% on next $500 million;
0.3260% on next $500 million; and
0.3150% over $2 billion

Other Investments(2)
0.1350%

Underlying Funds(3)
0.0200%

Voya Corporate Leaders® 100 Fund	November 18, 2014	0.1800% on all assets

(1)         “Direct Investments” shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

(2)         “Other Investments” shall mean assets which are not Direct Investments or Underlying Funds.

(3)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on January 1, 2017.

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily net assets)
Voya Global Target Payment Fund	November 18, 2014	Direct Investments(4) 0.1350% Underlying Funds(5) 0.0360%
Voya Government Money Market Fund	November 18, 2014	0.1800% on first $500 million; 0.1580% on next $500 million; 0.1530% on next $1 billion; 0.1490% on next $1 billion; and 0.1350% over $3 billion
Voya Mid Cap Research Enhanced Index Fund	November 18, 2014	0.2030% on first $500 million; 0.1910% on next $250 million; 0.1800% on next $1.25 billion; and 0.1690% over $2 billion
Voya Small Company Fund	November 18, 2014	0.3830% on first $250 million; 0.3600% on next $250 million; 0.3490% on next $250 million; 0.3380% on next $1.25 billion; and 0.3260% over $2 billion

(4)         “A Direct Investment is an investment in a financial instrument issued by an issuer that is not a part of the Voya family of funds, including, but not limited to: a security issued by an investment company that is not a part of the Voya family of funds, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by Voya Investment Management Co. LLC.  The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on January 1, 2017.

(5)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on January 1, 2017.